Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Willis Lease Finance Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-15343, 333-48258, 33-63830 and 333- 109140) on Form S-8 of Willis Lease Finance Corporation of our reports dated April 2, 2007 related  to the consolidated balance sheets of Willis Lease Finance Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006 and the related financial statement schedule II, which reports appear in the annual report, on Form 10-K of Willis Lease Finance Corporation.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for stock-based compensation upon adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment.”

/s/ KPMG LLP
San Francisco, California
April 2, 2007